EXHIBIT 12
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                Three Months Ended
                                               Sep. 30       Sep. 30
                                                1998          1997
                                              --------      --------
                                               (Thousands of Dollars)

Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes             $25,257       $53,950
Amortization of capitalized interest               609           570
Interest expense                                 6,639         5,242
Interest portion of rental expense                 609           657

Earnings                                       $33,114       $60,419
                                              ========      ========

Interest                                       $ 7,896       $ 5,930
Interest portion of rental expense                 609           657
                                              --------      --------
Fixed Charges                                  $ 8,505       $ 6,587
                                              ========      ========

Ratio of Earnings to Fixed Charges                3.89          9.17
                                              ========      ========